Exhibit 10.16
SECOND AMENDMENT TO LEASE

I.PARTIES AND DATE.

This Second Amendment to Lease (“Amendment”) dated July 16, 2021, by and between OAK CANYON CREEK LLC, a Delaware limited liability company (“Landlord”), and INARI MEDICAL, INC., a Delaware corporation (“Tenant”).
II.RECITALS.

On October 7, 2020, Landlord and Tenant entered into a lease for space in a building located at 6001 Oak Canyon, Suite 100, Irvine, California (“Premises”), which lease was amended by a First Amendment to Lease dated March 3, 2021. The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

Landlord and Tenant each desire to modify the Lease to amend the square footage of the Early Access Premises, adjust the Basic Rent for the Early Access Premises, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.MODIFICATIONS.
A.Early Access. Effective retroactively as of the date of the First Amendment to Lease, Section III.A of the First Amendment to Lease is hereby deleted in its entirety and the following shall be substituted in lieu thereof:
“A. Early Access. Following Landlord’s receipt of a temporary certificate of occupancy for the Premises from the City of Irvine, Tenant’s payment of all deposits due under the Lease, and Tenant’s delivery of proper evidence of insurance pursuant to Exhibit D of the Lease, Tenant shall be permitted to access a portion of the Premises consisting of approximately 30,562 rentable square feet as shown on the Exhibit A-1 attached to the Second Amendment to Lease (“Early Access Premises”) prior to the Commencement Date for Tenant to use the Early Access Premises for staging in connection with Tenant’s construction of the Tenant Improvements (as defined in Exhibit X attached to the Lease). Tenant’s access to the Early Access Premises prior to the Commencement Date shall be subject to all of the terms and obligations of the Lease, including the indemnity provisions therein, except that during such period, the Basic Rent for the Early Access Premises shall be $42,786.80 per month (based on $1.40 per rentable square foot of the Early Access Premises) pro-rated on a per diem basis, and “Tenant’s Share” of “Operating Expenses” (as defined in Exhibit B attached to the Lease) for the Early Access Premises shall be “fixed” at the amount of $7,640.50 per month, based on $0.25 per rentable square foot of the Early Access Premises, and during such early access period the provisions contained in Sections (b), (c), (d), and (e) of said Exhibit B shall be suspended in their entirety. In no event shall Tenant’s access to the Early Access Premises trigger the Commencement Date of the Lease unless Tenant commences its regular business activities therefrom.”
IV.GENERAL.

A.Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and [NONE] (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
V.EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

OAK CANYON CREEK LLC,
a Delaware limited liability company

By: /s/ Steven M. Case
Steven M. Case
Executive Vice President, Leasing & Marketing Office Properties

By: /s/ Holly McManus
Holly McManus
Vice President, Operations Office Properties

Initialed by: James Mullen

TENANT:

INARI MEDICAL, INC.,
a Delaware corporation

By: /s/ William Hoffman
William Hoffman
Title: CEO

By: /s/ Mitch Hill
Mitch Hill
Title: CFO

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